Exhibit 99.2

THE NASDAQ STOCK MARKET
9800 BLACKWELL ROAD
ROCKVILLE MD 20880

NASDAQ

Douglas D. McKenney, CFA

Director II

Listing Qualifications

The NASDAQ Stock Market LLC

301-978-8011

By Electronic Delivery to:  malcser@sycr.com

January 8, 2007

Mr. Benjamin F. McGraw

Chief Executive Officer

Valentis, Inc.

863A Mitten Road

Burlingame, CA 94010

Re:                               Valentis, Inc. (the “Company”) — Staff Determination

                                      Nasdaq Symbol:  VLTS

Dear Mr. McGraw:

On November 21, 2006, Staff notified the Company that it did not comply with the minimum $2,500,000 stockholders’ equity requirement for continued listing set forth in Marketplace Rule 4310(c)(2)(B)(1) (the “Rule”).  According to the Form 10-Q for the period ended September 30, 2006, Staff determined that the Company’s stockholders’ equity was $1,193,000.  The Company reported net losses from continuing operations of $(15,337,000), $(11,083,000), and $(6,484,000), in its annual filings for the years ended June 30, 2006, 2005, and 2004, respectively.  Staff determined that the market value of listed securities was $8,023,110 as of November 17, 2006.(2)

Additionally, on November 21, 2006, Staff notified the Company that based on the significant reduction in workforce and the Company ceasing further development of its peripheral artery disease products and technologies, Staff believes that the Company may be currently operating as a “public shell”, and, as such, raises potential public interest concerns, as set forth in Marketplace Rule 4300.(3)

(1)           Marketplace Rule 4310(c)(2)(B) states that “For continued inclusion, the issuer shall maintain:  (i) stockholders’ equity of $2.5 million; (ii) market value of listed securities of $35 million; or (iii) net income from continuing operations of $500,000 in the most recently completed fiscal year or two of the last three most recently completed fiscal years.”

(2)           Listed securities means securities listed on Nasdaq or on another national securities exchange. The calculation is based on 17,070,446 shares outstanding as of November 13, 2006, multiplied by the closing inside bid price of $0.47.

(3)           Marketplace Rule 4300 states, in part, that:  “Nasdaq in addition to applying the enumerated criteria set forth in the Rule 4300 and 4400 Series, has broad discretionary authority over the initial and continued inclusion of securities in Nasdaq in order to maintain the quality of and public confidence in its market, to prevent fraudulent and manipulative acts and practices, to promote just and equitable principles of trade, and to protect investors and the public interest. Nasdaq may use such discretion to deny initial inclusion, apply additional or more stringent criteria for the initial or continued inclusion of particular securities, or suspend or terminate the inclusion of particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued inclusion of the securities in Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued inclusion in Nasdaq.”

Based on Staff’s review and the materials submitted on December 8, and 14, 2006, (the “Submission”), we have determined to deny the Company’s request for continued listing on The Nasdaq Capital Market.

Equity Plan

In the Submission, the Company stated that it intends to regain compliance with the Rule by effecting a merger transaction with Urigen N.A., Inc. (“Urigen”).  On October 5, 2006, the Company entered into an Agreement and Plan of Merger (the “Merger”) with Urigen, a privately held specialty pharmaceutical company, and believes that on a post-merger basis, it will be able to demonstrate $4,000,000 in stockholders’ equity.  The Company intended to file the Registration Statement with the Securities and Exchange Commission on or before December 22, 2006, which would include a joint preliminary proxy statement/prospectus of the Company and Urigen.  The two companies intend to hold the meetings of their stockholders in mid-to-late March 2007, with the anticipated closing of the Merger promptly following the receipt of the required shareholder approvals.  However, Staff notes that to date the Company has not filed the Registration Statement.

As a result of the Merger, the Urigen stockholders will own approximately two-thirds of the outstanding common stock of the post-transaction entity immediately after the Merger.  Furthermore, according to the Company’s press release dated October 5, 2006, Urigen’s management team will assume Valentis’ executive and other management positions and directors selected by Urigen will assume most or all positions on the post-transaction entity’s Board of Directors, including its chairman.  Accordingly, Staff determined that the transaction would result in a change of control and constitutes a Reverse Merger.(4) Therefore, the post-transaction entity will be required to submit an initial listing application and meet all Nasdaq Capital Market initial inclusion criteria as set forth under Marketplace Rule 4340(a).(5)

The Company stated in its Submission that prior to the consummation of the Merger, it intends to file an Initial Listing Application to obtain approval for listing of its shares of common stock on The Nasdaq Capital Market.  However, Staff believes that the post-transaction entity will not be able to meet all initial Nasdaq Capital Market inclusion criteria.  Specifically, the Company disclosed that immediately following the Merger, it expects the stockholder’s equity to be less than the minimum $5,000,000 requirement for initial listing.  In this regard the Company stated that it intends to raise additional capital promptly following the closing of the Merger, however no specific details regarding the potential capital raising transaction were provided.  Furthermore, Nasdaq rules require

(4)           On November 21, 2006, during a phone conversation with the Company’s outside counsel, Staff indicated that, based its review, the merger with Urigen would constitute a Reverse Merger.

(5)           Marketplace Rule 4340(a) states “An issuer must apply for initial inclusion following a transaction whereby the issuer combines with a non-Nasdaq entity, resulting in a change of control of the issuer and potentially allowing the non-Nasdaq entity to obtain a Nasdaq Listing (for purposes of this rule, such a transaction is referred to as a ‘Reverse Merger’). In determining whether a Reverse Merger has occurred, Nasdaq shall consider all relevant factors including, but not limited to, changes in the management, board of directors, voting power, ownership, and financial structure of the issuer. Nasdaq shall also consider the nature of the businesses and the relative size of the Nasdaq issuer and non-Nasdaq entity.”

that a company meet all initial listing criteria at the time of listing, not at some point thereafter.  Moreover, Staff is unable to determine, among other things, the composition of the post-transaction entity’s board of directors.  Accordingly, Staff lacks assurance that the post-transaction entity will comply with the Independent Director and the Audit Committee requirements set forth in Marketplace Rules 4350(c) and 4350(d), respectively.  Finally, even if the post transaction entity meets all initial listing requirements, the expected timeframe required to evidence compliance is longer than Staff is able to grant.

Public Shell

As noted above, Staff determined that the Company is operating as a “public shell”, which raises potential public interest concerns, as set forth in Marketplace Rule 4300, and serves as an additional basis for delisting.  On November 14, 2006, the Company disclosed in its Form 10-Q for the period ended September 30, 2006, it had ceased research and development activities on all of its remaining potential products and technologies and is solely focused on pursuing strategic opportunities, including consummating the announced potential Merger with Urigen and selling certain assets.  In conjunction with the Company’s efforts to pursue strategic opportunities it has substantially reduced its workforce.  According to the Submission, the total workforce consists of only four full time employees, all of whom are in finance and administration.  Currently, the Company’s senior management consists solely of Benjamin F. McGraw, III, Pharm.D, acting as President, Chief Executive Officer and Treasurer.

In view of the foregoing, Staff has determined that the Company did not provide a definitive plan evidencing its ability to achieve near term compliance with the continued listing requirements or sustain such compliance over an extended period of time.  Furthermore, Staff believes the Company is operating as a “public shell”.  Accordingly, unless the Company requests an appeal of this determination as described below, trading of the Company’s common stock will be suspended at the opening of business on January 18, 2007, and a Form 25-NSE will be filed with the Securities and Exchange Commission (the “SEC”), which will remove the Company’s securities from listing and registration on The Nasdaq Stock Market.

Marketplace Rule 4804(b) requires that the Company, as promptly as possible but no later than four business days from the receipt of this letter, make a public announcement through the news media which discloses receipt of this letter and the Nasdaq rules upon which it is based.(6) The Company must provide a copy of this announcement to Nasdaq’s MarketWatch Department, the Listing Qualifications Department, and the Listing Qualifications Hearings Department (the “Hearings

(6)           Nasdaq cannot render advice to the Company with respect to the format or content of the public announcement. The following is provided only as a guide that should be modified following consultation with securities counsel:  the Company received a Nasdaq Staff Determination on (DATE OF RECEIPT OF STAFF DETERMINATION) indicating that the Company fails to comply with the (STOCKHOLDERS’ EQUITY, MINIMUM BID PRICE, MARKET VALUE OF PUBLICLY HELD SHARES, FILING, etc.) requirement(s) for continued listing set forth in Marketplace Rule(s)                   , and that its securities are, therefore, subject to delisting from (The Nasdaq Global Select/Global/Capital Market). The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. There can be no assurance the Panel will grant the Company’s request for continued listing.

Department”) at least 10 minutes prior to its public dissemination.(7) For your convenience, we have enclosed a list of news services.(8)

In the event the Company does not make the required public announcement, trading in its securities will be halted, even if the Company appeals Staff’s determination to a Nasdaq Listing Qualifications Panel (the “Panel”) as described below.

Please be advised that Marketplace Rule 4804(b) does not relieve the Company of its disclosure obligation under the federal securities laws.  In that regard, Item 3.01 of Form 8-K requires disclosure of the receipt of a delisting notification within four business days.(9) Accordingly, the Company should consult with counsel regarding its disclosure and other obligations mandated by law.

The Company may appeal Staff’s determination(10) to the Panel, pursuant to the procedures set forth in the Nasdaq Marketplace Rule 4800 Series.  A hearing request will stay the suspension of the Company’s securities and the filing of the Form 25-NSE pending the Panel’s decision.  Hearing requests should not contain arguments in support of the Company’s position.  The Company may request either an oral hearing or a hearing based solely on written submissions.  The fee for an oral hearing is $5,000; the fee for a hearing based on written submissions is $4,000.  Please send your non-refundable hearing fee by wire transfer to “The NASDAQ Stock Market LLC” in accordance with the instructions on the attached Hearing Fee Payment Form.(11) The request for a hearing must be received by the Hearings Department no later than 4:00 p.m. Eastern Time on January 16, 2007.

The request and confirmation of the wire transfer(12) should be sent to the attention of Lanae Holbrook, Chief Counsel, Nasdaq Office of General Counsel, via email at:  hearings@nasdaq.com.

Please note that the suspension and delisting will be stayed only if the Hearings Department (the Rockville, MD location) receives the Company’s hearing request on or before 4:00 p.m. Eastern Time on January 16, 2007.

Please refer to our website for information regarding the hearing process:  http://www.nasdaq.com/about/LegalComplianceFAQs.stm#hearings.  If you would like additional information regarding the hearing process, please call the Hearings Department at (301) 978-8203.

(7)           This notice should be provided to the attention of Nasdaq’s MarketWatch Department (telephone:  301/978-8500; facsimile:  301/978-8510), and to Nasdaq’s Listing Qualifications Department (facsimile:  301/978-4028) and the Hearings Department (telephone:  301/978-8071; facsimile:  301/978-8080), 9600 Blackwell Road, Rockville, Maryland 20850.

(8)           The Company must ensure that the full text of the required announcement is disseminated publicly. The Company has not satisfied this requirement if the announcement is published as a headline only or if the news service determines not to publish the full text of the story.

(9)           See, SEC Release No. 34-49424.

(10)         On August 23, 2006, Staff also notified the Company that the for the previous 30 consecutive business days, the bid price of the Company’s common stock had closed below the minimum $1.00 per share requirement for continued inclusion under Marketplace Rule 4310(c)(4). Therefore, in accordance with Marketplace Rule 4310(c)(8)(D), the Company was provided 180 calendar days, or until February 20, 2007, to regain compliance. If the Company appeals, it needs to address this issue at its hearing.

(11)         The Form also includes instructions for payment by check.

(12)         The confirmation of the wire transfer should be provided in an electronic file such as a PDF document attached to the email request.

Marketplace Rule 4815 prohibits communications relevant to the merits of a proceeding under the Marketplace Rule 4800 Series between the Company and the Hearings Department unless Staff is provided notice and an opportunity to participate.  In that regard, Staff waived its right to participate in any oral communications between the Company and the Hearings Department.  Should Staff determine to revoke such waiver, the Company will be immediately notified, and the requirements of Marketplace Rule 4815 will be strictly enforced.

If the Company does not appeal Staff’s determination to the Panel, the Company’s securities will not be immediately eligible to trade on the OTC Bulletin Board or in the “Pink Sheets.” The securities may become eligible if a market maker makes application to register in and quote the security in accordance with SEC Rule 15c2-11, and such application (a “Form 211”) is cleared.(13) Only a market maker, not the Company, may file a Form 211.

While the suspension announcement will be included on the “Daily List,” which is posted and available to subscribers of www.Nasdaqtrader.com at approximately 2:00 p.m. on January 17, 2007, news of the suspension may not be deemed publicly disseminated until the Company makes an announcement through a Regulation FD compliant means of communication.

If you have any questions, please contact Stanley Higgins, Associate Director, at (301) 978-8041 or Nikolai Utochkin, Senior Analyst, at (301) 978-8029.

Sincerely,

Enclosures

(13)         Pursuant to NASD Marketplace Rules 6530 and 6540, a Form 211 cannot be cleared if the issuer is not current in its filing obligations.